Calculation of Filing Fee Tables
S-8
AVALONBAY COMMUNITIES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	4,000,000	$ 182.50	$ 730,000,000.00	0.0001381	$ 100,813.00
Total Offering Amounts:						$ 730,000,000.00		$ 100,813.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 100,813.00
Offering Note
[1]	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, par value $0.01 per share ("Common Stock"), of AvalonBay Communities, Inc. (the "Company") as may be required pursuant to the AvalonBay Communities, Inc. 2026 Equity Incentive Plan, in the event of a stock split, stock dividend, recapitalization or similar transactions. Calculated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and the low sales prices of shares of the Company's Common Stock as reported on the New York Stock Exchange on May 15, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources